EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	State of their jurisdiction of	Other names under
	incorporation or	which subsidiary does
Name of subsidiary	organization	business
Crexendo, Inc.	Arizona	None
Avail 24/7, Inc.	Delaware	None
Crexendo Business Solutions, Inc.	Arizona	None
Internet Training Group, Inc.	Delaware	None
StoresOnline International Canada, ULC	Canada	None
StoresOnline International, Ltd	United Kingdom	None
StoresOnline International, Inc.	Delaware	None
StoresOnline, Inc	Delaware	None
Crexendo International, Inc.	Arizona	None
Crexendo Telecom, Inc.	Arizona	None
Crexendo Property Management, LLC	Arizona	None